EXHIBIT 99.1

FOR IMMEDIATE RELEASE
For more information, contact:
Barry A. Rothman
Visual Data Corporation
954-917-6655
brothman@vdat.com

Visual Data Corporation Reports On its 2003 Annual Meeting; Company’s Board of Directors Approve 1-for-15 Reverse Split

Pompano Beach, FL June 23, 2003 Visual Data Corporation (Nasdaq: VDATC), today reported that at its 2003 Annual Meeting of Shareholders held on Friday, June 20, 2003, the Company’s shareholders approved the following measures:

1.	The election of Randy S. Selman, Alan M. Saperstein, Benjamin Swirsky, Robert J. Wussler and Charles S. Johnston to the Company’s Board of Directors.

2.	Ratification of the appointment of Goldstein Lewin & Co., Certified Public Accountants, as the Company’s independent auditors.

3.	An amendment to the Company’s Articles of Incorporation to effect a reverse stock split of all of the outstanding shares of the Company’s common stock, at a ratio between one-to-ten and one-to-twenty, to be determined at the discretion of the Board of Directors.

Subsequent to the conclusion of the Annual Meeting, the Company’s Board of Directors approved a 1- for-15 reverse split of all the outstanding shares of the Company’s common stock. The record date for the reverse stock split is Monday, June 23, 2003 and it will be effective on Tuesday, June 24, 2003 as of the open of business. All fractional shares which might otherwise be issuable as a result of the reverse stock split will be rounded up to the nearest whole share. For 20 trading days beginning on June 24, 2003 Visual Data’s common stock will trade on the Nasdaq SmallCap Market under the symbol “VDADC”. After 20 trading days, the symbol will revert to “VDATC.”

About Visual Data Corporation

Visual Data Corporation (http://www.vdat.com) is a business services provider, specializing in meeting the webcasting needs of corporations, government agencies and a wide range of organizations, as well as providing audio and video transport and collaboration services for the entertainment, advertising and public relations industries.

This press release contains forward-looking statements, some of which may relate to Visual Data Corporation, and which involve numerous risks and uncertainties. Actual results, performance or achievements could differ materially from those anticipated in such forward looking statements as a result of certain factors, including those set forth in Visual Data Corporation’s filings with the Securities and Exchange Commission.

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